Exhibit 99.1
Fletcher Lewis Engineering, Inc.
Standard Board and Rules 4-10(a) (1)-(32) of Regulation S-X and Rules 302(b), 1201, 1202(a) (1), (2), (3), (4), (8), and 1203(a) of Regulations S-K of the Securities and Exchange Commission; provided, however, future income tax expenses have not been taken into account in estimating the future net revenue and present worth values set forth herein.
     Fletcher Lewis Engineering, Inc. is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the United States for over 28 years. Fletcher Lewis Engineering, Inc. does not have any financial interest including stock ownership, in FieldPoint. Our fees were not contingent on the results of our evaluation. This letter report has been prepared at the request of FieldPoint and should not be used for purposes other than those for which it is intended. Fletcher Lewis Engineering, Inc. has used all procedures and methods that it considers necessary to prepare this report.

Submitted,
/s/ Fletcher Lewis Engineering, Inc.
Fletcher Lewis Engineering, Inc
Oklahoma Registered Engineering Firm CA-804 Texas Registration ID #47928 Oklahoma Registration ID # 11663

/s/ Fletcher Lewis, P.E.
Fletcher Lewis, P.E.
President Fletcher Lewis Engineering, Inc.

CERTIFICATE of QUALIFICATION
I, Fletcher Lewis, Petroleum Engineer with Fletcher Lewis Engineering, Inc., 5001 N. Pennsylvania, Suite 300, Oklahoma City, Oklahoma, 73112 U.S.A., hereby certify:
1.	That I am President with Fletcher Lewis Engineering, Inc., which company did prepare the letter report addressed to FieldPoint dated March 1, 2010, and that I, as President, was responsible for the preparation of this report.

2.	That I attended Oklahoma University, and that I graduated with a Master of Science degree in Petroleum Engineering in the year 1978; that I am a Registered Professional Engineer in the State of Texas and Oklahoma; that I am a member of the Society of Petroleum Engineers and the American Association of Petroleum Geologists; and that I have in excess of 35 years of experience in the oil and gas reservoir studies and reserves evaluations.

/s/ Fletcher Lewis, P.E.
Fletcher Lewis, P.E.
President Fletcher Lewis Engineering, Inc.